Exhibit 10.1

THE PMI GROUP, INC.

2005 OFFICER DEFERRED COMPENSATION PLAN

(Effective January 1, 2005)

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THE PMI GROUP, INC.

2005 OFFICER DEFERRED COMPENSATION PLAN

(Effective January 1, 2005)

THE PMI GROUP, INC., a Delaware corporation (the “Company”), hereby establishes The PMI Group, Inc. 2005 Officer Deferred Compensation Plan (the “Plan”), effective as of January 1, 2005, for the benefit of a select group of management and highly compensated employees of the Company and its eligible affiliates, in order to provide such employees with certain deferred compensation benefits.

The Plan is an unfunded deferred compensation plan that is intended to (1) comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and (2) qualify for the exemptions provided in sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 1

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.1 “Affiliate” means each corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with the Employer.

1.2 “Base Salary” means the base salary payable to an Eligible Employee by his or her Employer with respect to services performed during any period by the Employee and does not include any other type of remuneration.

1.3 “Beneficiary” means the person or persons entitled to receive the balance credited to a Participant’s Account under the Plan upon the death of a Participant, as provided in Section 5.3.

1.4 “Board of Directors” means the Board of Directors of the Company, as constituted from time to time, except that any action that could be taken by the Board of Directors may also be taken by a duly authorized Committee of the Board of Directors.

1.5 “Bonus” means the cash-based incentive award (if any) payable to an Eligible Employee under his or her Employer’s bonus plan or policy, which the Committee, in its discretion, has designated as being eligible for deferral under the Plan.

1.6 “Change in Control Event” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as determined in accordance with section 409A(a)(2)(A)(v) of the Code).

1.7 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation or other Treasury Department or Internal Revenue Service guidance promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.8 “Committee” means the committee appointed by (and serving at the pleasure of) the Chief Executive Officer of the Company (the “CEO”) to administer the Plan. As of the effective date of the Plan, the members of the Committee shall be the CEO and the Company’s senior human resources officer.

1.9 “Company” means The PMI Group, Inc., a Delaware corporation.

1.10 “Company Contributions” mean the amounts credited to Participants’ Accounts under the Plan by the Company, in accordance with Section 3.3.

1.11 “Company Stock Fund” means an investment fund that is deemed invested wholly in Shares.

1.12 “Compensation” means the Base Salary and Bonuses (if any) of a Participant. A Participant’s Compensation shall not include any other type of remuneration.

1.13 “Compensation Deferrals” mean the amounts credited to Participants’ Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.1.

1.14 “Disability” or “Disabled” means (a) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she is determined to be totally disabled by the Social Security Administration. The Committee shall determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable.

1.15 “Eligible Affiliate” means any Affiliate, other than Affiliates that the Board of Directors determines shall not be Eligible Affiliates.

1.16 “Eligible Employee” means an employee of an Employer who holds office at the level of Vice President or above, including any Assistant Vice President or Field Vice President. Notwithstanding the preceding, the Board of Directors, in its sole discretion, may (a) change the required title for purposes of determining eligibility for the Plan, and (b) determine that one or more otherwise eligible employees of an Employer shall not be Eligible Employees.

1.17 “Employers” mean the Company and each Eligible Affiliate that adopts the Plan with the approval of the Board of Directors. With respect to an individual Participant, “Employer” means the Company or the Eligible Affiliate that (a) directly employs such Participant, and (b) has adopted the Plan (with the approval of the Board of Directors).

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.19 “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.3. “Participant” also means an individual who does not otherwise meet the participation requirements of this Plan but whose Predecessor Plan Contributions have been transferred to this Plan for distribution hereunder.

1.20 “Participant’s Account” or “Account” means, as to any Participant, the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan.

1.21 “Payment Date” means the first day of a calendar month.

1.22 “Plan” means The PMI Group, Inc. 2005 Officer Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

1.23 “Plan Year” means the calendar year.

1.24 “Predecessor Plan” means The PMI Group, Inc. Officer Deferred Compensation Plan, which was frozen effective as of December 31, 2004.

1.25 “Predecessor Plan Contributions” means the unvested “Company Contributions” that were credited to participants’ accounts under the Predecessor Plan as of December 31, 2004 (as adjusted for deemed investment returns, gains and losses thereon). All Predecessor Plan Contributions were transferred from the Predecessor Plan to this Plan effective as of January 1, 2005 for distribution under the terms of this Plan.

1.26 “Separation from Service” means a Participant’s death, retirement or other termination of employment with the Employer and all of its Affiliates (as determined in accordance with section 409A(2)(A)(i) of the Code). For this purpose, the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government), except that if the period of such leave exceeds six (6) months and the Participant’s right to reemployment is not provided for by statute or contract, then the employment relationship shall be deemed to have terminated on the first day immediately following such six-month period.

1.27 “Shares” means shares of the Company’s common stock.

1.28 “Specified Participant” means a Participant who is a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) of the Company. For this purpose, a Participant shall be deemed to be a “key employee” of the Company during a Plan Year if he or she met the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5) of the Code) at any time during the 12-month period ending on September 30 immediately preceding such Plan Year.

1.29 “Unforeseeable Emergency” means (a) a severe financial hardship of a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in section 152(a) of the Code), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee shall determine whether or not a Participant has incurred an Unforeseeable Emergency based on such evidence as the Committee deems necessary or advisable.

SECTION 2

PARTICIPATION

2.1 Participation. Each Eligible Employee’s decision to become a Participant shall be entirely voluntary.

2.1.1 Initial Elections by Current Eligible Employees. An Eligible Employee may elect to become a Participant in the Plan by electing, no later than December 31, 2004, to make Compensation Deferrals under the Plan. An election under this Section 2.1.1 to make Compensation Deferrals shall be effective only for the 2005 Plan Year.

2.1.2 Initial Elections by Other Eligible Employees.

(a) General. Each individual who first becomes an Eligible Employee on or after January 1, 2005 (whether by hire or promotion) may elect to become a Participant in the Plan by electing, within thirty (30) days of the date of his or her hire or promotion (as the case may be), to make Compensation Deferrals under the Plan. However, no such election may be made if the Eligible Employee was previously eligible to participate in another plan that is required to be aggregated with this Plan under section 409A of the Code.

(b) Effect of Initial Elections.

(i) Base Salary. An Eligible Employee’s election under paragraph (a) of this Section 2.1.2 (the “Initial Election”) to defer the Base Salary portion of his or her Compensation shall be effective only with respect to the Base Salary earned beginning with the first payroll period immediately following the effective date of the Election.

(ii) Bonus(es). An Eligible Employee’s Initial Election to defer the Bonus portion(s) (if any) of his or her Compensation shall be effective only with respect to the portion of the Bonus(es) earned after the effective date of the Election.

(iii) Duration of Election. An Eligible Employee’s Initial Election to make Compensation Deferrals shall be effective only for the remainder of the Plan Year with respect to which the Election is made.

2.1.3 Elections for Subsequent Plan Years. An Eligible Employee may become a Participant (or continue or reinstate his or her active participation) in the Plan for any subsequent Plan Year by electing, no later than December 31 of the immediately preceding Plan Year, to make Compensation Deferrals under the Plan. An election under this Section 2.1.3 to make Compensation Deferrals shall be effective only for the Plan Year with respect to which the election is made.

2.1.4 Separate Election to Defer Bonuses. Each Eligible Employee shall make a separate Compensation Deferral election with respect to the Bonus portion(s) (if any) of his or her Compensation. An Eligible Employee’s Compensation Deferral election with respect to his or her Bonus(es) shall be made no later than December 31 of the Plan Year immediately preceding the Plan Year during which the Eligible Employee will perform the services for which the Bonus(es) may be paid, except to the limited extent provided in Section 2.1.2.

2.1.5 Performance-Based Compensation. Notwithstanding the foregoing provisions of this Section 2.1, if the Committee determines that the Bonus portion(s) (if any) of an Eligible Employee’s Compensation qualifies as “performance-based compensation” under section 409A of the Code, the Eligible Employee’s Compensation Deferral election with respect to such Bonus(es) shall be made at such time as is permitted by the Committee (but not later than the deadline specified in section 409A of the Code).

2.1.6 No Election Changes During Plan Year. After the beginning of a Plan Year, a Participant shall not be permitted to change, terminate or revoke his or her Compensation Deferral election for such Plan Year, except to the limited extent provided in Section 2.2 or 2.4.

2.1.7 Specific Timing and Method of Elections. Notwithstanding any contrary provision of this Section 2.1, the Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections under the Plan. The deadlines prescribed by the Committee may be earlier than the deadlines specified in this Section 2.1, but shall not be later than such specified deadlines.

2.2 Automatic Termination of Compensation Deferrals. Notwithstanding any contrary provision of Section 2.1:

2.2.1 Hardship Distribution under 401(k) Plans. In the event that a Participant receives a hardship distribution under The PMI Group, Inc. Savings and Profit-Sharing Plan or any other plan (maintained by an Employer) which contains a qualified cash or deferred arrangement under section 401(k) of the Code (collectively, the “401(k) Plans”), the Participant’s Compensation

Deferrals under this Plan (if any) shall be terminated for a period of six (6) months from the date that the Participant received such hardship distribution or the remainder of the Plan Year in which the Participant received such hardship distribution (whichever period is longer). Notwithstanding the foregoing, the Participant’s Compensation Deferrals shall not be so terminated if the Committee determines that such termination is not required in order to preserve the tax-qualification of the 401(k) Plans.

2.2.2 Unforeseeable Emergency. In the event that a Participant incurs an Unforeseeable Emergency, the Participant’s Compensation Deferrals under the Plan (if any) shall be terminated for the remainder of the Plan Year in which the Participant incurred the Unforeseeable Emergency.

2.2.3 Irrevocability of Compensation Deferral Election. Notwithstanding the foregoing, a Participant’s election to make Compensation Deferrals under Section 2.1 shall be irrevocable as to amounts already deferred as of the effective date of any termination in accordance with this Section 2.2.

2.2.4 Resumption of Compensation Deferrals. A Participant whose Compensation Deferrals have been terminated pursuant to this Section 2.2 may later resume making Compensation Deferrals under the Plan only in accordance with Section 2.1.3.

2.3 Termination of Participation. An individual who has become a Participant in the Plan shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

2.4 Transition Rule under Section 409A of the Code. Notwithstanding any contrary Plan provision, a Participant may, in the manner specified by the Committee, cancel his or her 2005 Plan Year Compensation Deferral election made under Section 2.1 (in whole or in part). The amount subject to such cancellation shall be distributed to the Participant in a lump sum cash payment in calendar year 2005 or, if later, the Participant’s taxable year in which the amount becomes earned and vested. Any Company Contribution that has been credited to the Participant’s Account by reason of any Compensation Deferrals cancelled under this Section 2.4 shall be permanently forfeited.

SECTION 3

COMPENSATION DEFERRAL ELECTIONS

3.1 Compensation Deferrals. At the times and in the manner prescribed in Section 2.1, each Eligible Employee may elect to defer portions of his or her Compensation and to have the amounts of such Compensation Deferrals credited to his or her Account. For each Plan Year, an Eligible Employee may elect to defer an amount equal to any percentage or any specific dollar amount of his or her Compensation, provided that the percentage or dollar amount elected by the Participant shall result in an expected Compensation Deferral equal to at least the lesser of

(a) $5,000, or (b) five percent (5%) of his or her Compensation. Notwithstanding any contrary provision of the Plan, the Committee may reduce a Participant’s Compensation Deferrals to the extent necessary to satisfy any required deductions for welfare plans or any deductions required by law.

3.2 Crediting of Compensation Deferrals. The amounts deferred pursuant to Section 3.1 shall reduce the Participant’s Compensation for the Plan Year and shall be credited to the Participant’s Account as of the last day of the month in which the amounts (but for the Compensation Deferral) would have been paid to the Participant. For each Plan Year, the exact dollar amount to be deferred from each Compensation payment shall be determined by the Committee under such formulae as it shall adopt from time to time.

3.3 Company Contributions. A Company Contribution equal to twenty-five percent (25%) of the amount a Participant elects to have deemed invested in the Company Stock Fund shall be credited to the Participant’s Account, on such terms and conditions as the Committee may specify in its sole discretion. The Company Contribution (if any) made on behalf of a Participant shall be credited to the Participant’s Account as of the date specified by the Company. Notwithstanding the foregoing, no more than a total of 250,000 Shares may be delivered to (a) Participants in this Plan pursuant to Company Contributions credited hereunder, and (b) participants in the Predecessor Plan pursuant to “Company Contributions” credited thereunder on or after the date of the Company’s annual meeting in 2004.

3.4 Deemed Investment Return on Accounts. Although no assets will be segregated or otherwise set aside with respect to a Participant’s Account, the amount that is ultimately payable to the Participant with respect to his or her Account shall be determined as if such Account had been invested in such manner as the Committee, in its discretion, may specify from time to time (including, but not limited to, the equity return method). The Committee, in its sole discretion, shall adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of the Participants’ Accounts. Such procedures shall (a) provide that a Participant shall be entitled to make deemed investment elections as to the deemed investment of his or her Account, and (b) permit a Participant to elect (not less than once per calendar quarter) to have part or all of his or her Account deemed invested in the Company Stock Fund (including the reinvestment of any deemed dividends). However, such procedures may differ among Participants or classes of Participants, as determined by the Committee in its discretion. Notwithstanding the foregoing, any Company Contribution or Predecessor Plan Contribution that is credited to a Participant’s Account under the Plan shall be deemed invested in the Company Stock Fund.

3.5 Form of Payment. Each Participant shall indicate on his or her deferral election (made pursuant to Section 3.1) the form of payment for the Compensation Deferrals (and deemed investment returns, gains and losses thereon) made pursuant to such election. A Participant may elect (a) a lump sum cash payment, or (b) a fixed number of annual cash installment payments (not to exceed ten (10)). A Participant’s election as to the form of payment shall apply to all amounts credited to the Participant’s Account for the Plan Year with respect to which the election is made, and except to the limited extent provided in Section 3.7, shall be irrevocable. Any vested Company

Contributions credited to a Participant’s Account shall be paid in the form of whole Shares (with the balance, if any, in cash), payable on the Payment Date that immediately follows the end of the term(s) of deferral elected by the Participant for his or her Compensation Deferrals with respect to which such Company Contribution was made, provided that if the Participant receives installment payments, the Shares shall be paid with the first such installment.

3.6 Term of Deferral. Each Participant shall indicate on his or her deferral election (made pursuant to Section 3.1) the time for payment for the Compensation Deferrals (and deemed investment returns, gains and losses thereon) made pursuant to such election. A Participant may elect a term of deferral equal to any whole number of months (not less than twelve (12)) specified in his or her deferral election. In addition, pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, a Participant may elect a term of deferral which ends upon the later (or earlier) of the expiration of a specified period or the occurrence of a specific event, provided that any such election satisfies the requirements of section 409A of the Code. A Participant’s election as to the term of deferral shall apply to all amounts credited to the Participant’s Account for the Plan Year with respect to which the election is made, and except to the limited extent provided in Section 3.7, shall be irrevocable.

3.7 Changes in Elections as to Form of Payment and/or Term of Deferral. A Participant may change his or her election under Section 3.5 and/or Section 3.6 for amounts credited to the Participant’s Account for any Plan Year, provided that any such election shall be effective no earlier than twelve (12) months after the election is made and only if (a) the election is made not less than twelve (12) months before the date payment of such amounts was previously scheduled to be made or commenced, (b) the newly-elected scheduled payment commencement date is at least five (5) years after the date payment of such amounts was previously scheduled to be made or commenced, and (c) payment of such amounts has not actually commenced. For example, if a Participant initially elected to receive his or her 2005 Plan Year Compensation Deferrals (and deemed investment returns, gains and losses thereon) in the form of five (5) annual installment payments, with the first installment payable on July 1, 2008, the Participant instead may elect to receive payment of such amounts in the form of a lump sum cash payment, provided that such election is made on or before June 30, 2007 (that is, not less twelve (12) months before the date on which payment of such amounts previously was scheduled to commence) and the newly-elected scheduled payment date is July 1, 2013 or later (that is, at least five (5) years after the date payment of such amounts was previously scheduled to commence).

3.8 Predecessor Plan Contributions. Any vested Predecessor Plan Contribution credited to a Participant’s Account shall be paid in the form of whole Shares (with the balance, if any, in cash), payable on the Payment Date that immediately follows the Participant’s Designated Payment Date or as soon as administratively practicable thereafter. Effective as of January 1, 2005, a Participant’s “Designated Payment Date” shall mean the time for payment previously elected by the Participant under the Predecessor Plan for his or her “Compensation Deferrals” with respect to which such Predecessor Plan Contribution was made, which election was in effect on December 31, 2004 (the “Predecessor Plan Election”). In this connection, a Participant’s Predecessor Plan Election shall be construed in a manner that is consistent with the requirements of section 409A of the Code. On or after January 1, 2005, however, a Participant may change his or her Designated Payment Date in accordance with the rules set forth in Section 3.7.

SECTION 4

ACCOUNTING

4.1 Participants’ Accounts. For each Plan Year, at the direction of the Committee, there shall be established and maintained on the books of the Company, a separate Account or Accounts for each Participant to which shall be credited all Compensation Deferrals made by the Participant during such Plan Year, any Company Contribution made by the Company on behalf of the Participant during the Plan Year, and deemed investment returns, gains and losses on such amounts. Effective as of January 1, 2005, a separate Account also shall be established and maintained on the books of the Company for a Participant (if applicable) to which shall be credited his or her Predecessor Plan Contributions that were transferred from the Predecessor Plan to this Plan for distribution hereunder, and deemed investment returns, gains and losses on such amounts.

4.2 Participants Remain Unsecured Creditors. All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. Each Participant’s interest in the Plan shall make him or her only a general, unsecured creditor of the Company.

4.3 Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including the calculation and crediting (or debiting) of deemed investment returns, gains and losses, shall be determined by the Committee, in its sole discretion. The accounting methods or formulae selected by the Committee may be revised from time to time.

4.4 Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5

DISTRIBUTIONS

5.1 Normal Time for Distribution. Subject to the other provisions of this Section 5, a distribution of the balance credited to a Participant’s Account shall be made or commenced on the Payment Date that immediately follows the end of the term of deferral(s) elected by the Participant under Section 3.6 or as soon as administratively practicable thereafter, in accordance with the following rules. If, pursuant to Section 3.5, the Participant elected to receive annual installment payments, his or her first installment shall be equal to the balance then credited to his or her Account, divided by the number of installments to be made. Each subsequent annual installment shall be paid to the Participant on each anniversary of the first installment payment or as soon as administratively practicable thereafter and shall be equal to the balance then credited to the

Participant’s Account, divided by the number of installments remaining to be paid. While a Participant’s Account is in installment payout status, the unpaid balance credited to the Participant’s Account shall continue to be credited (or debited) with deemed investment returns, gains and losses under Section 3.4.

5.2 Special Rule for Change in Control Event. If there is a Change in Control Event, the balance then credited to a Participant’s Account shall be distributed to him or her in a lump sum cash payment on the Payment Date that immediately follows the date of the Change in Control Event or as soon as administratively practicable thereafter; provided, however, that any vested Company Contributions or vested Predecessor Plan Contributions credited to the Participant’s Account shall be paid in the form of whole Shares (with the balance, if any, in cash). Deemed investment returns, gains and losses shall be credited (or debited) prior to any such accelerated distribution in accordance with Section 3.4. The amount of any such accelerated distribution shall also include any amount that the Participant deferred but which has not yet been credited to his or her Account.

5.3 Special Rule for Death or Disability. If a Participant dies or becomes Disabled, the balance then credited to his or her Account shall be distributed to the Participant (or his or her Beneficiary) in a lump sum cash payment on the Payment Date that immediately follows the Participant’s death or the date of the Committee’s determination of the Participant’s Disability (as the case may be) or as soon as administratively practicable thereafter; provided, however, that any vested Company Contributions or vested Predecessor Plan Contributions credited to the Participant’s Account shall be paid in the form of whole Shares (with the balance, if any, in cash). Deemed investment returns, gains and losses shall be credited (or debited) prior to any such accelerated distribution in accordance with Section 3.4.

5.4 Delay of Payment to a Specified Participant Pursuant to a Separation From Service. Notwithstanding any contrary Plan provision, any payment(s) that are otherwise required to be made under the Plan to a Specified Participant as a result of his or her Separation from Service shall be accumulated during the first six (6) months following the Separation from Service and shall instead be paid on the Payment Date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

5.5 Delay of Payment Permitted Under Certain Circumstances. Notwithstanding any contrary provision of Section 5.1:

5.5.1 Payments Subject to Section 162(m) of the Code. Any payment scheduled to be made under the Plan shall be delayed if the Company reasonably anticipates that its deduction with respect to such payment otherwise would be limited or eliminated by the application of section 162(m) of the Code. Any such delayed payment shall be made either at the earliest date at which the Company reasonably anticipates that the deduction of such payment will not be limited or eliminated by the application of section 162(m) of the Code or the calendar year in which the Participant incurs a Separation from Service. Notwithstanding the foregoing, a distribution of a Participant’s Account shall be made without regard to the deductibility limitation of section 162(m) of the Code if the time for distribution is accelerated pursuant to Section 5.2 or Section 5.3.

5.5.2 Payments That Would Violate a Loan Covenant or Similar Contractual Requirement. Any payment scheduled to be made under the Plan shall be delayed where the Company reasonably anticipates that the making of the payment will violate a term of a loan agreement to which the Company is a party, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company. Any such delayed payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause material harm to the Company.

5.5.3 Payments That Would Violate Federal Securities Laws or Other Applicable Law. Any payment scheduled to be made under the Plan shall be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law. Any such delayed payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment under the Plan that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code shall not be treated as a violation of applicable law.

5.5.4 Other Events and Conditions. Any payment scheduled to be made under the Plan shall be delayed upon such other events and conditions as may be prescribed in generally applicable guidance published in the Internal Revenue Bulletin.

5.5.5 Continued Deemed Investment During Any Delay in Payment. During any delay in payment under this Section 5.5, the unpaid amount shall continue to be credited (or debited) with deemed investment returns, gains and losses under Section 3.4.

5.6 Separation From Service. Notwithstanding any contrary provision of Section 5.1, if a Participant incurs a Separation from Service, the vested balance credited to his or her Account shall be distributed to the Participant in a lump sum cash payment on the Payment Date that immediately follows January 15 of the second calendar year following the year in which the Participant incurred the Separation from Service or as soon as administratively practicable thereafter; provided, however, that amounts that would otherwise be distributed pursuant to an effective election of ten (10) annual installments shall continue to be distributed pursuant to such effective election; and provided, further, that any vested Company Contributions or vested Predecessor Plan Contributions credited to the Participant’s Account shall be paid in whole Shares (with the balance, if any, in cash). Any amount to be distributed pursuant to the preceding sentence shall continue to be credited (or debited) with deemed investment returns, gains and losses until the date of payment. For example, if a Participant incurs a Separation from Service during July 2006, and an amount remains credited to his or her Account on January 15, 2008 (after application of the other provisions of Section 5), then such amount (as increased or decreased by deemed investment returns, gains and losses thereon) shall be distributed to the Participant in a lump sum cash payment on February 1, 2008 or as soon as administratively practicable thereafter (assuming such amount would otherwise be distributed pursuant to an effective election other than an election of ten (10) annual installments and no Company Contributions or Predecessor Plan Contributions are credited to the Account). Alternatively, if the Participant had made an effective election of ten (10) annual installments, then his or her Compensation Deferrals (as increased or decreased by deemed investment returns, gains and losses thereon) subject to such effective election shall continue to be distributed pursuant to the ten-year schedule.

5.7 Income Inclusion Under Section 409A of the Code. If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible for federal income tax purposes in the gross income of a Participant before his or her actual receipt of such benefits due to a failure of the Plan to satisfy the requirements of section 409A of the Code, the Participant’s vested Account balance shall be distributed to the Participant in a lump sum cash payment on the Payment Date that immediately follows such determination or as soon as administratively practicable thereafter; provided, however, that such payment may not exceed the amount required to be included in income as a result of the failure to satisfy the requirements of section 409A of the Code; and provided, further, that any vested Company Contributions or vested Predecessor Plan Contributions credited to the Participant’s Account shall be paid in whole Shares (with the balance, if any, in cash).

5.8 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.

5.8.1 Spousal Consent. If a Participant designates a person other than or in addition to his or her spouse as a primary Beneficiary, the designation shall be ineffective unless the Participant’s spouse consents to the designation. Any spousal consent required under this Section 5.8 shall be ineffective unless it (a) is set forth in writing in a form specified in the discretion of the Committee, (b) acknowledges the effect of the Participant’s designation of another person as his or her Beneficiary under the Plan, and (c) is signed by the spouse and witnessed by an authorized agent of the Committee or a notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Committee that written spousal consent may not be obtained because the spouse cannot be located, his or her designation shall be effective without spousal consent. Any spousal consent required under this Section 5.8 shall be valid only with respect to the spouse who signs the consent. A Participant may revoke his or her Beneficiary designation at any time, provided that such revocation is in writing.

5.8.2 Changes and Failed Designations. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in accordance with Section 5.8.1. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

5.9 Unforeseeable Emergency. If a Participant incurs an Unforeseeable Emergency, all or part of the Participant’s vested Account balance shall be distributed to him or her in a lump sum cash payment on the Payment Date that immediately follows the date on which the Committee determines that the Participant has incurred the Unforeseeable Emergency or as soon as administratively practicable thereafter; provided, however, that the amount paid to the Participant pursuant to this Section 5.9 shall be limited to the amount reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the payment); and provided, further, that any vested Company Contributions or vested Predecessor Plan Contributions credited to the Participant’s Account shall be paid in whole Shares (with the balance, if any, in cash). Also, no payment under this Section 5.9 shall be made to the extent that the Participant’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by the termination of the Participant’s Compensation Deferrals in accordance with Section 2.2.2.

5.10 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

5.11 Undistributable Accounts. Each Participant and (in the event of death) his or her Beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant’s Account is payable under this Section 5, the Participant’s Account shall continue to be credited (or debited) with deemed investment returns, gains and losses in accordance with Section 3.4. Accounts that, in accordance with the preceding sentence, have been undistributable for a period of thirty-five (35) months shall be forfeited as of the end of the thirty-fifth month. If a Participant whose Account was forfeited under this Section 5.11 (or his or her Beneficiary) files a claim for distribution of the Account after the date on which it was forfeited, and if the Committee determines that such claim is valid, then the forfeited balance shall be paid by the Employer in a single lump sum payment of cash (or its equivalent) as soon as practicable thereafter (without any interest or any deemed investment returns, gains or losses after the date of forfeiture).

SECTION 6

PARTICIPANT’S INTEREST IN ACCOUNT

6.1 Compensation Deferrals. Subject to Sections 8.1 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the Plan), a Participant’s interest in his or her Compensation Deferrals at all times shall be one hundred percent (100%) vested and nonforfeitable.

6.2 Vesting in Company Contributions. Except as provided in the following sentence, a Participant’s interest in his or her Company Contribution (if any) shall become one hundred percent (100%) vested and nonforfeitable on the earliest of (a) the date that is three years (3) after the date as of which such Company Contribution was made (but only if the Participant does not incur a

Separation from Service before the end of such three-year period), (b) the date on which a Change of Control Event occurs, or (c) the date on which the Participant incurs a Separation from Service due to death or Disability. If a Participant transfers any Compensation Deferral out of the Company Stock Fund prior to any Company Contribution associated with such Compensation Deferral becoming vested in accordance with the preceding sentence, the Company Contribution related to such transferred Compensation Deferral shall be immediately forfeited. For example, if a Participant elects to have $10,000 of his or her Compensation Deferrals deemed invested in the Company Stock Fund and transfers fifty percent (50%) of such Compensation Deferrals (as adjusted for any deemed earnings, gains or losses thereon) out of the Company Stock Fund prior to the Company Contribution on those Compensation Deferrals becoming vested, fifty percent (50%) of the Company Contribution (that is, $1,250, as adjusted for deemed earnings, gains or losses thereon) shall be immediately forfeited. The vested portion of a Participant’s Account shall be distributable to him or her in the manner and at the time set forth in Section 5, and any unvested portion of such Account shall be permanently forfeited.

6.3 Vesting in Predecessor Plan Contributions. A Participant’s interest in his or her Predecessor Plan Contribution (if any) shall continue to vest under this Plan in accordance with the terms of the vesting schedule that was in effect as of December 31, 2004 under the Predecessor Plan. The vested portion of a Participant’s Account shall be distributable to him or her in the manner and at the time set forth in Section 5, and any unvested portion of such Account shall be permanently forfeited.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1 Plan Administrator. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

7.2 Committee. The Plan shall be administered on behalf of the Company by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

7.3 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

7.4 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b) To determine the types of Bonuses which shall be eligible for deferral under the Plan;

(c) To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(d) To cause one or more separate Accounts to be maintained for each Participant;

(e) To cause Compensation Deferrals and deemed returns, gains and losses to be credited to Participants’ Accounts;

(f) To establish and revise a method or procedure for the deemed investment of Participants’ Accounts, as provided in Section 3.4;

(g) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

(h) To determine the manner and form for making elections under the Plan;

(i) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(j) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(k) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(l) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(m) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(n) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(o) To decide all issues and questions regarding Account balances, and the time, form, manner and amount of distributions to Participants in accordance with the Plan’s terms.

7.5 Decisions of Committee and its Delegates. All actions, interpretations, and decisions of the Committee (and its delegates) shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

7.6 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

7.7 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

7.8 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee (and its delegates), from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 8

UNFUNDED PLAN

All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in his or her Account, including his or her right to a distribution thereof, shall be an unsecured claim against the general assets of the Company. Nothing contained in the Plan shall (a) give any Participant or Beneficiary any interest in or claim against any specific assets of the Company, nor (b) prevent the Company (with the consent of the Board of Directors) from establishing a grantor trust (within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code) to assist the Company in fulfilling its obligations under the Plan.

SECTION 9

MODIFICATION OR TERMINATION OF THE PLAN

9.1 Employers’ Obligations Limited. The Employers intend to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause. Complete discontinuance of all Compensation Deferrals shall be deemed a termination of the Plan.

9.2 Right to Amend or Terminate. The Board of Directors, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason, provided that no amendment or termination of the Plan shall, without the consent of the Participant, reduce the balance then credited to the Participant’s Account.

9.3 Effect of Termination. If the Plan is terminated pursuant to this Section 9, the vested balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5, except as provided in Section 9.4.

9.4 Acceleration of Distributions on Certain Terminations. If the Plan is terminated pursuant to this Section 9 and in accordance with the requirements of section 409A of the Code, the vested balances credited to the Accounts of the affected Participants shall be distributed to them in lump sum cash payments as soon as may be permitted under section 409A of the Code; provided, however, that any vested Company Contributions or vested Predecessor Plan Contributions credited to an affected Participant’s Account shall be paid in whole Shares (with the balance, if any, in cash).

SECTION 10

GENERAL

10.1 Participation by Eligible Affiliates. One or more Eligible Affiliates may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board of Directors. By adopting the Plan, an Eligible Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the Board of Directors to amend the Plan and the provisions granting exclusive authority to the Committee to administer and interpret the Plan. Any Eligible Affiliate may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for any benefits accrued by a Participant during any period when he or she was not employed by such Employer.

10.2 Inalienability. In no event may any Participant, Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process.

10.3 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.4 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time.

10.5 Applicable Law. The Plan is intended to comply with the provisions of section 409A of the Code. Notwithstanding any contrary Plan provision, the Plan shall be construed, administered and enforced in a manner that is consistent with such intent, and any provision that would cause the Plan to fail to satisfy section 409A of the Code shall have no force and effect until amended to comply with section 409A of the Code (which amendment may be retroactive to the extent permitted by section 409A of the Code and may be made without the consent of any Participant or Beneficiary). The provisions of the Plan also shall be construed, administered and enforced in accordance with the applicable provisions of ERISA, and to the extent not preempted by ERISA, with the applicable laws of the State of California (other than its conflict of laws provisions).

10.6 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and all other Employers, and the costs of the Plan shall be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

10.7 Compensation Deferrals Not Counted Under Other Employee Benefit Plans. Compensation Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers, except to the extent specifically provided in any such plan.

10.8 Tax Withholding. Notwithstanding any contrary Plan provision, the Company shall have the right to deduct from a Participant’s Account and/or any payments due to a Participant (or his or her Beneficiary) under the Plan any and all taxes determined by the Committee to be applicable with respect to such benefits. In the discretion of the Committee, the Company and the Participant’s Employer may accept payment by the Participant (or Beneficiary) of the amount of any applicable taxes in lieu of deducting such amount from the Participant’s Account or payments due under the Plan.

10.9 Adjustments in Authorized Shares. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Board of Directors shall adjust the number and class of Shares that may be delivered pursuant to Company Contributions or Predecessor Plan Contributions in such manner as the Board of Directors (in its sole discretion) determines to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

10.10 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

10.11 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

10.12 No Guarantees Regarding Tax Treatment. Participants (or their Beneficiaries) shall be responsible for all taxes with respect to any benefits under the Plan. The Committee, the Company and the other Employers make no guarantees regarding the tax treatment to any person of any Compensation Deferrals or payments made under the Plan.

EXECUTION

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Plan on the date indicated below.

THE PMI GROUP, INC.

Dated: November 21, 2005	/s/ Charles Broom
	By:	Charles Broom
	Title:	Senior Vice President